EXECUTION COPY

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into effective October 1, 2011 (the “Effective Date”), by and between WILLIAM RAST LICENSING, LLC, a California limited liability company, located at 1212 S. Flower St., 5th Floor, Los Angeles, CA 90015 (the “Company”), TENNMAN BRANDS, LLC, a Delaware limited liability company (“TBL”) f/s/o JUSTIN TIMBERLAKE, an individual (the “Artist”), and, for purposes of Section 11 only, TENNMAN WR-T, Inc., a Delaware corporation (“WR-T”).  The Company and TBL are sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

A.          The Company owns the trademark “William Rast” and is in the business of licensing to third parties, including affiliates of the Company, rights to use the William Rast® brand in connection with the manufacture, distribution and sale of consumer products.

B.           Company and Artist were parties to that certain Services Agreement, dated as of October 1, 2006 (including any and all modifications, amendments and/or extensions, the “Services Agreement”), which Service Agreement has been terminated and is no longer in effect.

C.           On even date herewith, Company, Artist and the other parties thereto are entering into a certain Settlement and Release Agreement (the “Settlement Agreement”) to resolve and settle certain disagreements, claims and disputes (without concession of liability by one party to the other), and to release each other from certain liabilities under various agreements, including the Services Agreement.  The Settlement Agreement also provides for, among other things, the execution and delivery by the Parties of this Agreement as a condition to the effectiveness of the Settlement Agreement.

D.           In connection with the Settlement Agreement, TBL desires to enter into this Agreement to provide certain services of Artist to the Company and its licensees on and after the Effective Date in connection with the commercial exploitation of William Rast branded apparel and other consumer products as more fully described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.           Definitions.

As used in this Agreement, the following terms have the following meanings:

1.1          “Authorized Representative” of a Party means the person identified by such Party in writing from time to time as its Authorized Representative.  The Company’s initial Authorized Representative is Colin Dyne, and TBL’s initial Authorized Representative is Al Gossett.  All decisions and approvals of a Party’s Authorized Representative shall be deemed to be the decision and approval of the applicable Party.

1.2          “Contract Year” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, and the eleven (11) month period thereafter.

1.3          “PR Materials” means such public relations materials in the form approved by TBL’s Authorized Representative for use by the Company solely in connection with the endorsement and promotion of the Products by the Artist in connection with this Agreement and including by way of example mutually approved press releases, photographs and quotes.

1.4          “Products” means (i) William Rast® branded apparel and apparel accessories, and (ii) such other William Rast® branded consumer products that are sold from time to time by the Company or a third party licensed by the Company.

1.5          “Sourcing” means William Rast Sourcing, LLC, a California limited liability company and an affiliate of the Company.

1.6          “Territory” is worldwide.

2.           Provision of Services and Grant of Rights.

2.1          Subject to the provisions of this Agreement, the Company shall not have any rights to use the Artist’s name, likeness or other identifying characteristics or variations thereof (e.g., initials or otherwise) (“Artist Property”) in naming or in association with the Products, advertising, marketing or promotion of Products or in any of the Company’s activities without TBL’s prior written consent, which consent may be withheld in TBL’s sole discretion.  Company acknowledges and understands that TBL’s and Artist’s association is intended to be an indirect endorsement of Products and it is the intention of Company and TBL that the Products shall be associated with Artist and TBL only as is agreed by TBL from time to time, and no such association may take place without TBL’s prior written approval.

2.2          Subject to Sections 2.3 through 2.8 below, TBL agrees to cause Artist to provide the following non-exclusive services (the “Promotional Work”) to the Company during the Term:

2.2.1       TBL shall cause Artist to participate in press interviews regarding the William Rast® brand with apparel industry trade publications and press (e.g., WWD), fashion “dignitaries” and retailers, in each case as identified by the Company from time to time.

2.2.2       TBL shall cause Artist to attend two (2) retail events per calendar year during the Term and perform services in connection with such events, all as reasonably requested by the Company, which services shall be reasonably acceptable to TBL.

2.2.3       TBL shall cause Artist to provide input to the Company (but shall not be required to appear) on the Company’s advertising, marketing and promotional campaigns (collectively the “Marketing Campaigns”) and, if requested by the Company, on no more than two (2) occasions per calendar year during the Term Artist shall meet in person or by telephone or video conference with the director of a Marketing Campaign to provide input with respect to video productions utilized in any Marketing Campaigns.

2.2.4       TBL shall cause Artist to appear in marketing materials (which marketing materials shall not include, and Company shall have no right to use Artist Property in connection with any billboards, print ads, commercials or the like, or any other advertising to consumers or to the trade), whereby approved images of the Artist appear in, among other things, look books, one sheets about the brand or brand event that the Artist attends, press books, brand presentations, event and culture sections on Company’s website, “in store materials” and hangtags (which shall not include the Artist’s image, but rather make reference to the Artist’s name and association with the brand and its founding — e.g., “Founded by Justin Timberlake”). Any such approved images shall only be those approved by TBL and Artist’s public relations agency that are  requested and obtained from such agency by Company.

2.2.5       TBL shall cause Artist to personally meet with existing and prospective key strategic retail and distribution partners of the Company as reasonably requested by the Company from time to time to generally discuss the William Rast® brand.

2.2.6       In performing the services contemplated by Sections 2.2.1 through 2.2.5, TBL shall not be required to make Artist available for more than eight (8) days of Promotional Work each Contract Year during the Term, each day limited to four (4) hours in duration (exclusive of travel time if services are provided locally where Artist resides), except that, during the remainder of calendar year 2011, TBL shall not be required to make Artist available for more than two (2) such days of Promotional Work, in each case subject to Sections 2.3 through 2.8 below.  Once TBL has caused Artist to fulfill his Promotional Work days during any calendar year during the Term, TBL shall have no further Promotional Work obligations to Company or otherwise during the balance of that calendar year in which Promotional Work days/obligations have been fulfilled.

2.3          TBL’s ability to cause Artist to perform any particular Promotional Work in connection with this Agreement shall be subject at all times to the Artist’s prior professional and personal commitments and schedule.  In no event shall Artist be required to personally perform any singing, recording, musical, theatrical or other entertainment activities in providing any Promotional Work services hereunder.

2.4          TBL shall have the right to approve in advance all aspects of the Artist’s participation with or at Promotional Work in connection with this Agreement.

2.5          In connection with any photographic shoots, media interviews and other Promotional Work, security for the Artist shall be the Company’s sole responsibility, the standard and manner of which shall be pursuant to TBL’s reasonable direction.

2.6          The Company shall pay and be solely responsible for all of Artist’s customary expenses in connection with any Promotional Work and to attend any promotional events and/or activities required in connection with this Agreement, including but not limited to providing round trip private jet air transportation, first-class private ground transportation to and from each location, meals and five (5) star or better hotel accommodations for Artist and at least five (5) other individuals (separate rooms for each, with a suite for Artist), and shall provide all deliverables required by Artist’s rider, attached hereto as Exhibit A in connection with any such appearances, unless the Artist is already in the locations in question pursuant to the Artist’s own schedule, in which case the Company shall only pay those reasonable expenses relating directly to the Artist’s attendance at each such promotional event or activity.

2.7          In connection with any request by the Company for TBL to cause Artist to provide any such Promotional Work, the Parties hereto shall cooperate with each other to arrange such personal appearances at times and places reasonably acceptable to TBL and Artist, provided Artist is in good health and provided further that Company shall provide TBL with at least ninety (90) days prior written notice to request that Artist make an appearance in accordance herewith.  In the event the Company proposes only those dates and/or locations where TBL cannot provide Artist’s services based on Artist’s prior commitments, TBL shall not be deemed in breach of this Agreement.  When making any such request, Company shall only be entitled to contact Mr. Al Gossett, either telephonically, via email, or via the Notice provisions set forth below in Section 12, and only Mr. Gossett’s approval on behalf of TBL shall be valid and binding.  Mr. Gossett shall be entitled to be present during any Promotional Work day.  TBL shall respond to any request for Artist to make a personal appearance within ten (10) business days of such request, and if Artist is unable to make the personal appearance at the requested time, TBL shall propose an alternative time that is acceptable to TBL for such personal appearance.

2.8          The Company shall be responsible for all production costs to be incurred in connection with TBL’s or Artist’s promotional obligations organized specifically pursuant to this Agreement, and shall comply with the instructions of TBL and Artist as to the production requirements (technical or otherwise) of such intended appearances by the Artist.

3.           Results and Proceeds; Ownership and Use.

3.1          Subject to the provisions of this Agreement, the results and proceeds of the Promotion Work and other services provided by the Artist under this Agreement, including without limitation any creative materials contributed to or created by the Artist for use in the Products and all PR Materials created during the Term, but excluding in all events the Artist Property, will be and remain the sole and exclusive property of the Company.  Notwithstanding the foregoing, the Company shall have the right to use materials which refer to the Artist during the Term and thereafter within the Territory only as specifically provided in this Agreement, and may only use (but shall not obtain any ownership of) Artist Property that is cleared or obtained from Artist’s PR agency, notwithstanding the ownership thereof by the Company of any of the results and proceeds referred to above.

3.2          Notwithstanding anything to the contrary contained herein, any and all artwork, photographs or similar materials furnished by the Artist to the Company for the purposes of this Agreement (as opposed to materials created by the Company pursuant to this Agreement), and all Artist Property, shall remain exclusively owned by the Artist.

4.           Approvals.

4.1          The PR Materials, Artist’s name and any photographs or other likenesses of the Artist and any other Artist Property may be used only in the form and in the manner and media approved in advance in writing by TBL in each instance (including without limitation, the form, content and placement of all material in which the PR Materials, photographs or other likenesses and any other Artist Property are to appear) and only in connection with the Products, as limited and specified in this Agreement.  Notwithstanding the foregoing, TBL acknowledges and agrees that the use by the Company of PR Materials, Artist’s name and any photographs or other likenesses of the Artist in connection with the Products in the same form and in the same manner and media previously approved by TBL (including without limitation, the general form, content and placement of all material in which the PR Materials, photographs or other likenesses and any other Artist Property are to appear) shall not require any additional approval of TBL’s Authorized Representative.

4.2          The Company will provide TBL with any relevant samples that are necessary for TBL to approve or disapprove of the form and use of any PR Materials, photographs or other likenesses of the Artist and any other Artist Property to be used in connection with the endorsement, marketing, promotion, sale and distribution of the Products.

4.3          Except as provided in Section 4.1, no item shall be deemed approved by TBL unless specific written approval is given and the Company shall not proceed beyond any stage where approval is required without first securing such written approval.

4.4          When requesting any approvals under this Agreement, Company shall send any and all requests only to Mr. Al Gossett via the Notice provisions in Section 12 below, and only Mr. Gossett’s approval on behalf of TBL shall be valid and binding.  TBL shall endeavor to advise the Company in writing of its approval or disapproval of the PR Materials, photographs or other likenesses and any other Artist Property within ten (10) business days after receipt of any relevant samples.  The Company and TBL shall use reasonable efforts to make any disapproved items acceptable to the other.  In the event TBL does not notify the Company of its written approval or disapproval within such ten (10) business day period, the relevant samples initially shall be deemed disapproved by TBL, following which the Company may send TBL a written reminder notice again requesting TBL’s approval of the relevant samples.  If TBL does not notify the Company of its written approval or disapproval within ten (10) business days after delivery of the written reminder notice with respect to the samples, then the relevant samples shall be deemed approved by TBL.

5.           Assignment.

5.1          This Agreement may not be assigned by either Party to any third party without the express written approval of the other Party.

5.2          Notwithstanding Section 5.1 to the contrary, TBL acknowledges that the Company’s business is to license to third parties rights to manufacture, distribute and sell William Rast® branded consumer products, and that the services TBL causes to be provided by the Artist under this Agreement are intended, in part, to create awareness of the William Rast® brand for the benefit of the Company and its licensees.  Accordingly, the Company may grant to one or more licensees of the William Rast® brand, rights to the PR Materials, photographs and other likeness of the Artist solely as both included in approved Artist Property and otherwise specifically approved in accordance with this Agreement, solely in connection with the promotion of the Products in accordance with the terms of this Agreement; provided, that Company notifies any such licensees in writing of the restrictions on Company’s rights hereunder, and Company shall remain primarily liable to Artist for any breaches by Company and/or any licensee of this Agreement in connection therewith, as if such licensee was a party to this Agreement and subject to the restrictions and obligations herein; and further provided, that Company provide TBL with notice of any such grant to any such licensee by Company in each and every instance.  The delegation by the Company of such rights under this Agreement to a third party licensee shall not relieve the Company of its obligations to the Artist hereunder.  Subject to the foregoing provisions of this Section 5.2, TBL consents to the delegation by the Company of such rights under this Agreement to Sourcing with respect to all Products that Sourcing has licensed rights from the Company as of the date of this Agreement.

6.           Intellectual Property.

Nothing in this Agreement shall grant or be deemed to grant either Party any right, title or interest in any intellectual property rights owned by the other Party and, except as set forth herein, nothing in this Agreement shall entitle either Party to use the other Party’s logos or trademarks or any other intellectual property rights in any way whatsoever without the prior written consent of the other Party.

7.           Representations, Warranties and Undertakings.

7.1         The Company represents, warrants, and undertakes as follows:

7.1.1       it is free to enter into and fully perform this Agreement;

7.1.2       it will not, whether during the Term or thereafter, intentionally do anything which disparages or materially and adversely affects the image of the Artist.

7.2         TBL represents, warrants, and undertakes as follows:

7.2.1       it is free to enter into and fully perform this Agreement and to cause Artist to perform and provide the services as set forth herein without violating the rights of any third party whatsoever or the terms of any other agreement between the Artist and a third party;

7.2.2       any statement made by the Artist about the Company and the Products will be of a positive nature; provided that the foregoing restriction shall not apply in the context of a litigation or similar action. Additionally, during the Term and thereafter, TBL agrees that the Artist shall not intentionally disparage his present or past association with the Company that materially and adversely affects the Company; provided that the foregoing restriction shall not apply in the context of a litigation or similar action.

8.           Indemnity.

8.1         The Company hereby indemnifies TBL, Artist, their respective affiliates and each of their respective owners, officers, directors, managers, employees, representatives, agents heirs, successors and assigns, and holds each of them harmless from and against, any and all third party claims, demands, costs, damages, liabilities, expenses, penalties (including without limitation reasonable attorneys’ fees) arising out of, or in connection with (i) a breach by the Company (or Sourcing) of any provision of this Agreement, or (ii) the manufacture, distribution, marketing, promotion, use or consumption of the Products.

8.2         TBL hereby indemnifies the Company, its agents and employees and holds Company, its agents and employees harmless from all third party claims, demands, costs, damages, liabilities, expenses, penalties (including without limitation reasonable attorneys’ fees) arising out of, or in connection with a breach by TBL of any provision of this Agreement.

9.           Term and Termination.

9.1         This Agreement shall commence on the Effective Date and shall continue until September 1, 2013 unless terminated earlier as provided herein (the “Term”).

9.2         Upon the occurrence of any of the following events, TBL shall have the right to terminate this Agreement:

9.2.1       the Company or Sourcing breaches any material representation, warranty, or undertaking made by it under this Agreement and does not cure such breach within thirty (30) days after receipt of a written notice specifying the breach;

9.2.2       any one or more of the Company, Sourcing, “PPLB” or “BR”  breaches in any material respect any material representation, warranty, or undertaking made by it under any one or more of the Settlement Agreement or the “Ancillary Agreements”) (with each such quoted term as defined in the Settlement Agreement), and does not cure such breach, if curable, in accordance with the provisions of the Settlement Agreement and/or such Ancillary Agreements;

9.2.3       Company becomes insolvent or seeks protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding, or if any such proceeding is instituted against the Company and not dismissed within ninety (90) days; or

9.2.4       Company ceases or notifies TBL of Company’s intention to cease to carry on the William Rast licensing business.

9.3         Upon the occurrence of any of the following events, the Company shall have the right to terminate this Agreement:

9.3.1       in the event the Artist intentionally disparages his association with the Company or the Artist intentionally publicly disavows use of and/or intentionally disparages the Company or the Products which causes a material and adverse affect on the Company or the Products;

9.3.2       TBL breaches any material representation, warranty, or undertaking made by it under the Ancillary Agreements and does not cure such breach, if curable, in accordance with the provisions of such Ancillary Agreements; or

9.3.3       upon the death of the Artist or his disability which lasts for more than ninety (90) days in any twelve (12) month period.

10.         Effect of Expiration or Termination.

Upon expiration of the Term or earlier termination of this Agreement, all rights granted to the Company by TBL shall forthwith revert to the TBL and all warranties and indemnification obligations of the Parties and all provisions which expressly or by implication are intended to apply after expiration of the Term shall survive the expiration or termination of this Agreement; provided, however, that notwithstanding the foregoing, following expiration of the Term or earlier termination of this Agreement, the Company and its licensees shall, solely for two (2) years thereafter, continue to have the right to use all PR Materials and any photographs or other likeness of the Artist existing as of the date of expiration of the Term or earlier termination of this Agreement in the same manner and in the same form as such PR Materials and photographs or other likeness of the Artist were previously approved by TBL and used by the Company and its licensees prior to the date of expiration of the Term or earlier termination of this Agreement without any further approval of TBL’s Authorized Representative, provided, that in the event this Agreement is terminated by TBL pursuant to Section 9.2 above, the Company and its licensee shall immediately cease all use of and shall thereafter have no right to use any of such PR Materials and any photographs or other likeness of the Artist or any other Artist Property.

11.         Guaranty by WR-T.

WR-T hereby fully, unconditionally and irrevocably guarantees to the Company the full and prompt performance by TBL of all of its obligations in respect of the Agreement (the “Guaranteed Obligations”).  In the event of any default by TBL in the performance of any of the Guaranteed Obligations, WR-T shall, on demand by notice, forthwith perform such Guaranteed Obligations, including, without limitation, by causing Artist to perform his obligations under this Agreement. This guaranty shall remain in full force and effect until performance in full of the Guaranteed Obligations.

WR-T agrees that the Guaranteed Obligations shall be absolute irrespective of any inaccuracy or breach of any representation or warranty made by TBL or by WRT hereunder.  WR-T hereby waives any protest, diligence, demand or notice with respect to any breach by TBL of its obligations under the Agreement, except for demand by notice for performance of this guaranty as provided in this Section 11, and WR-T hereby waives the filing of any proof of claim or any diligence with respect to any proceeding of bankruptcy, insolvency, winding up, receivership, reorganization or analogous proceeding of TBL.  WR-T agrees that the Guaranteed Obligations shall be absolute irrespective of (i) any amendment or modification of this Agreement, or any waiver or consent of the Company with respect to this Agreement, whether or not WR-T has received notice thereof or has given consent thereto, including any postponement or indulgence granted by the Company with respect to the performance by TBL of any term of this Agreement and (ii) any amendment or modification of this Agreement, or any waiver, release or termination of any rights of the Company pursuant to the Agreement. Notwithstanding the foregoing, however, any such amendment, modification, consent, waiver, release or termination of any rights shall be deemed to modify the Guaranteed Obligations to the extent that TBL’s underlying obligations are so modified.

WR-T hereby represents and warrants that, as of the date hereof: (i) WR-T is duly organized, validly existing and in good standing under the laws of the place of its incorporation or organization; (ii) this Agreement and WR-T’s guaranty hereunder has been duly and validly authorized and executed by persons with authority to bind WR-T and constitutes the legal, valid and binding obligation of WR-T, enforceable against WR-T in accordance with its terms (subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies); (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by WR-T of this Agreement and its guaranty hereunder, except for such notices and filings which, if not filed, would not have a material adverse effect on WR-T, taken as a whole; (iv) the execution, delivery and performance by WR-T of this Agreement and its guaranty hereunder do not and will not conflict with, contravene, violate or result in a breach of or default under any laws applicable to WR-T or any order, decree or judgment of any court or governmental authority binding on WR-T or any agreement or instrument to which WR-T is a party or by which it or any of its assets are bound, except for such conflicts, contraventions, violations, breaches or defaults as would not have a material adverse effect on WR-T and its subsidiaries, taken as a whole, and will not result in or require the creation or imposition of any lien, charge or encumbrance upon any assets of WR-T; and (v)  WR-T is solvent and able to pay its debts as they become due.

No failure on the part of the Company to exercise, and no delay in exercising, any right under this guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this guaranty preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative or exclusive, and such rights and remedies shall exist in addition to all other rights and remedies of the Company in relation to this guaranty and the Agreement in accordance with the provisions thereof and applicable law.  Failure by the Company at any time or times hereafter to require strict performance by TBL or WR-T of any of the terms and conditions of this guaranty or of the Agreement shall not waive, release or diminish any right of the Company at any other time to demand strict performance thereof, and such right shall not be deemed to have been waived or released by any act, course of conduct or knowledge of the Company, its agents, officers or employees, unless such waiver or release is contained in an instrument in writing signed by the Company. No waiver by the Company of any default of TBL or WR-T shall operate as a waiver of any other default or the same default on a future occasion.

12.         Notices.

All notices and demands and requests for approvals required by this Agreement will be in writing and delivered by personal service or mail to the receiving Party’s address as follows:

To the Artist or WR-T:	c/o Al Gossett
1900 Covington Pike
Memphis, TN, 38128
Facsimile: 901-373-2047

with copies to (other than requests for approvals):

Brad D. Rose, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
Facsimile: (212) 798-6369

To the Company:	1212 S. Flower St., 5th Floor
Los Angeles, CA 90015
Telephone: (213) 745-2123
Fax: (213) 745-2032
Attention: Colin Dyne

All notices and demands sent by mail will be by certified or registered mail, return receipt requested, or by an internationally recognized private express courier, and deemed completed upon receipt.

13.         General.

13.1        This Agreement and the rights and obligations of the Parties under it shall be binding upon and shall inure for the benefit of the Parties and their legal representatives, successors in title and permitted assigns.

13.2        The Parties agree that the provisions of this Agreement are not intended to confer any rights of enforcement on a third party.

13.3        A waiver by either Party of any terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach of it. All remedies, rights, undertakings, obligations and agreement contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.4        (a) This Agreement is governed by and will be interpreted according to California law, except for any choice of law rules.

(b)  Any controversy arising out of or relating to this Agreement, or any modification or extension thereof, shall be administered and fully and finally resolved before JAMS in Los Angeles, California, pursuant to its Comprehensive Arbitration Rules and Procedures.

(c)   Such dispute shall be resolved by a single arbitrator appointed in accordance with said Rules and Procedures.

(d)          The Parties consent that any process or notice of motion or other application to any court, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

(e)           Pending the arbitration award, the Parties shall have all rights to provisional remedies which they would have at law or equity, notwithstanding the existence of this agreement to arbitrate.

(f)           The arbitrators shall have no power to alter or modify any express provision of this Agreement (all of which provisions are hereby incorporated by reference into this arbitration provision) or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of the contract shall be made to the arbitrators and not to any court and the arbitrators shall be empowered to determine whether valid grounds for reformation exist.

(g)          The Parties shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

(h)          To the extent that any Party seeks injunctive or other preliminary relief, a stay or provisional remedy, confirmation of an award or any other judicial intervention, that Party shall use its best effort to have any such submission filed under seal, and to ensure that any related documents shall be designated and treated as a “Sealed Document.”  To the extent the Court permits such sealing, all papers and documents filed under seal shall be filed in sealed envelopes and shall remain under seal until such time as this Court, or any court of competent jurisdiction, orders otherwise.  Such Sealed Documents shall be identified with the caption of this action and a general description of the sealed contents, and shall bear the following statement which should also appear on the sealed envelope:

“CONFIDENTIAL - SUBJECT TO PROTECTIVE ORDER
Contents are confidential and are subject to a court ordered protective order governing the use and dissemination of such contents.”

The Clerk of the Court shall maintain such Sealed Documents separate from the public records, intact and unopened except as otherwise directed by the Court.  Such Sealed Documents shall be released by the Clerk of the Court only upon further Order of the Court.

13.5        Neither Party will be responsible for any delay or failure to perform due to events beyond that Party’s reasonable control, including but not limited to acts of God, strikes, walkouts, riots, war, terrorism, epidemics, governmental regulations, power failure(s), earthquakes or other extraordinary causes.

13.6        This Agreement, including the exhibits attached hereto and any addendums executed by both Parties, constitutes the entire Agreement and understanding between the Parties, and integrates all prior discussions between the Parties related to its subject matter.

13.7        Titles and headings in this Agreement are for convenience only and will not be used to explain, modify, interpret or place any construction on any provision.

13.8        Any modification, amendment or supplement to this Agreement must be in writing and signed by each Party to be binding.

13.9        Each Party will keep confidential and will not disclose to any third party any information concerning the business or affairs of the other Party or Artist disclosed pursuant to this Agreement during or after the existence of this Agreement, except where required by law, the rules of any stock exchange or securities quotation service on which any securities of any affiliate of the Company are traded or listed, or where the information is already in the public domain.  TBL acknowledges that People’s Liberation, Inc., a Delaware corporation, controls the Company and will file this Agreement with the Securities and Exchange Commission, whereupon it will be disclosed to the public.

13.10      The Parties agree to execute such other writings, documents and instruments and to perform such other acts as may be necessary or desirable to implement the purposes of this Agreement.

13.11      Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

WILLIAM RAST LICENSING, LLC,
a California limited liability company

By:	/s/ Colin Dyne
Colin Dyne
Its:	Manager

TENNMAN BRANDS, LLC

By:	/s/ Justin Timberlake
Justin Timberlake
Its:	Manager

Acknowledged and Agreed with
Respect to Section 11:

TENNMAN WR-T, INC.

By:	/s/ Justin Timberlake
Justin Timberlake
Its:	Manager

S-1